UNITED STATES
        SECURITIES AND EXCHANGE
COMMISSION
        Washington D.C., 20549

               Form S-8
        REGISTRATION STATEMENT
                Under
      The Securities  Act of 1933


   Commission file number 33-12664-D

            WORLDWIDE GOLF
RESOURCES, INC.
 (Formerly  INFODYNAMX AND JSL, INC.)
(Exact name of registrant as specified in charter)


          Nevada                                  84-1047158
     (State of other jurisdiction of              (I.R.S. Employer
     incorporation or organization)               Identification Number)

     5230 South Valley View, Suite E
     Las Vegas, Nevada                            89118
     (Address of Principal Executive Office)      (Zip Code)

    Consultant and Employee Stock
          Compensation Plan
       (Full Title of the Plan)
            (702) 739-9392
(Registrant's Telephone Number, Including Area Code)

       Gerald Levine, President
5230 South Valley View, Suite E, Las Vegas, Nevada
89118
(Name and Address of Agent for Service)
Title of  Amount to Proposed  Proposed  Amount of
Securities     be registered  maximum   maximum   registration
to be                    offering  aggregate fee
registered               price per offering
                    share(2)  price


Common    350,000   $2.12          $742,000  $255.86
Stock (1)

1. Represents up to 350,000 shares of common stock to be offered herein.

2. Calculated in accordance with Rule 457(h)(1) using the average of the bid and asked prices for the common stock on March 27, 1997.
PAGE

PROSPECTUSThe date of this Prospectus is March 28, 1997


           WORLDWIDE GOLF
           RESOURCES, INC.
        (Formerly JSL, Inc.)

Up to 350,000 Shares of Common Stock
Received by Directors, Officers, Consultants and Employees
Under the Company's Consultant and Employee Stock
Compensation Plan and Reoffered by Means of this Prospectus
To Be Sold Either Privately or Through a Broker Transaction



Selling shareholders of Worldwide Resources, Inc., ("Company") will offer their shares through the over-the-counter market or through NASDAQ, if the Company's common stock is then included for quotation on NASDAQ. Selling shareholders, if control persons, are required to sell their shares in accordance with the volume limitations of Rule 144 under the Securities Act of 1933, which limits sales by each selling shareholder in any one month period to the greater of 1% of the total outstanding common stock (or approximately 49,527 shares after the issuance of the shares herein) or the average weekly trading volume of the Company's common stock during the four calendar weeks immediately preceding such sale. It is expected that brokers and dealers effecting transactions will be paid the normal and customary commissions for market transactions; however the Shares may be sold in a private transaction.

THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES  AND EXCHANGE
COMMISSION, NOR HAS THE COMMISSION PASSED ON
THE ACCURACY OR THE ADEQUACY OF THIS
PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.

No person has been authorized by the Company to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any distribution of the shares of the Common Stock issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

This Prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.

The securities offered hereby involve a high degree of risk. See
           "Risk Factors."
                PAGE

         SUMMARY OF PROSPECTUS

The Company

Worldwide Golf Resources, Inc. (the "Company") was incorporated in Nevada in April, 1994, which subsequently merged with JSL, Inc., a Delaware corporation, as a holding company for golf related industries, and on September 30, 1994, changed its name to Worldwide Golf Resources, Inc. This prospectus accompanies reoffers by consultants and employees of the Company of shares of common stock received through the Company's Consultant and Employee Compensation Plan. The Company, pursuant to the S-8 Registration, dated this same date, has registered 350,000 of the Company's common stock, of which all such shares have been received, concurrent herewith, pursuant to the Company's Consultant and Employee Compensation Plan. The Company's principal offices are located at 5230 South Valley View, Suite E, Las Vegas, Nevada 89118, telephone number (702) 739-9392.

             RISK FACTORS

The purchase of the securities offered hereby is subject to risk.
Investors should evaluate these risk factors carefully.

Need for Additional Financing. The Company currently operates through revenues generated by sales of the Company's products.
There is no assurance that such sales will continue as they have in the past, or will increase in the future. In order to succeed the Company may require additional capital for working capital and for marketing. There can be no assurance that such financing will be available, when required, on acceptable terms.

Competition. Although the Company believes its products are superior to those of its present competitors; the market for the Company's new acquisitions through World Wide Golf Resources is very large. As such, there are major companies that have already captured major portions of the golf product markets. These companies have resources much greater than those of the Company. There is no assurance that the Company's products will continue to be competitive in the marketplace.

Markets Uncertain. Despite the business experience of the officers, directors, and principal shareholders of the Company, and the Company's products there can be no assurance that markets for the Company's products will continue to be sizable enough to permit the Company to operate profitably.

Reliance on Management. All decisions with respect to the
management of the Company will be made exclusively by its officers
and directors.   To a large extent, the success of the Company will
depend upon the quality of the management provided by its officers and directors.

Dependence upon Key Personnel. The success of the Company will be largely dependent on the personal efforts of key employees, officers, and directors, who are responsible for the development of the business of the Company. If any of the key employees, officers or directors should, for whatever the reason, cease to serve the Company, the Company may find it difficult to find replacements within a short time frame, and thus, the Company's ability to meet its goals could be adversely affected.

Risk Inherent in Manufacturing. The Company intends to utilize outside manufacturing firms to manufacture its product, to the extent that such firms will be unable to fulfill the demand placed upon them by the Company, there is a risk that backorders for the Company's product could develop, causing the Company to seek additional firms to manufacture it's product.

Shortage of Equipment and Price Escalations. The Company may contract with independent manufacturing companies. A shortage of necessary equipment or a high demand for qualified materials could seriously handicap the operations of the Company by delaying or curtailing planned distributions of the Company's products.

Factors Affecting Operating Results. The manufacture and distribution of the type of product the Company is involved with is not an exact science and inevitably involves a significant degree of uncertainty, particularly with respect to the quantity of products demanded by the market place. There can therefore be no assurance that the Company's activities will result in the economical production and sales of its products. Moreover, the operating results of the Company may be adversely affected by other factors such as changes in material costs, shortages of equipment, and increased shipping costs.

Company Capitalization. To the extent that the funding may be insufficient to meet expenses, the Company may be required to obtain the funds through additional borrowings by raising funds through selling equity interests in the Company. Management believes that operating profits can be generated, but both the acquisition of properties and any return to Shareholders may take considerably longer than anticipated.

               PART I

General
        Worldwide Golf Resources, Inc. (the "Company") was incorporated in Nevada in April, 1994, which subsequently merged with JSL, Inc., a Delaware corporation, as a holding company for golf related industries, and on September 30, 1994, changed its name to Worldwide Golf Resources, Inc. At present the Company owns and operates: Tour Precision, Inc., a golf club manufacturing company, American Turf Manufacturing, Inc., a synthetic turf manufacturing company, Golf Auto Tee, Inc. a manufacturing and marketing company for the "automatic golf teeing device", Advanced Golf Systems Inc. d/b/a/ Range Master, a golf range equipment manufacturing company, and publishes the "Las Vegas Golf Guide" and "Las Vegas Golf Magazine," (the "Susidiaries"). On April 28, 1994, the Company acquired 100% of the shares of Golf Auto Tee, Inc. from the founders through a stock for stock exchange. On December 30, 1994, the Company acquired 100% of the shares of American Turf Manufacturing, Inc., from the founders through a stock for stock exchange. On December 31, 1994, the Company acquired 100% of the shares of Tour Precision, Inc., from the founder through a stock for stock exchange. On June 15th, 1995, the Company acquired 100% of the assets of Ana-Tex of Rome, Inc., and Chem-Line of Georgia, Inc. through a stock for assets exchange. On October 25, 1995 the Company completed the acquisition of Advanced Golf Systems, Inc. d/b/a/ Range Master from owners through a stock for stock exchange. On January 22, 1997, the Company entered into an Agreement to acquire, through a stock for stock exchange, 100% of 2671914 Manitoba Ltd. Pursuant to the terms and conditions of the Agreement, the Company will be issuing 6,160,000 shares of the Company's Common Stock as consideration for the stock for stock exchange of 100% interest in 3422488 Manitoba, Ltd. which shares will be issued to 2671924 Manitoba, Ltd. These shares have not been issued as of this date, and thus have not been used in any calculations set forth herein.

        The Company is engaged in several golf-related ventures, including the publication of a periodic golf magazine in the Las Vegas, Nevada market; the manufacture and installation of synthetic turf for use in driving ranges (as well as other applications); the manufacture and sale of tour-qualify golf clubs; and the manufacture and sale of an underground automatic golf ball teeing device. The latter also involved the Company acquiring certain Patent rights from the inventor (Patent Issued) as listed below in the Patents, Copyrights, Trademarks and Trade Secrets section of this item. A more detailed description of the Company's various business segments is found in the Financial Information About Industry Segments and Narrative Description of Business sections below.

        The Company's current organization was accomplished through a successful merger and acquisition program during the fiscal year ending December 31, 1994.
        The Company's principal executive offices are located at 5230 S. Valley View, Suite E, Las Vegas, Nevada; telephone (702) 739-9392.

Financial Information About Industry Segments.
        The company is currently engaged in four primary business segments in golf-related product industries; the publication of golfing periodicals/video cassettes (15.3% of 1995 revenues), and the manufacturing/sale of golf clubs (5%), the manufacture and sale of golf driving range equipment (32.4%), and the manufacture and installation of synthetic turf at driving ranges and other golf training facilities (47.3%). It is expected that the manufacturing and sale of golfing equipment will continue to provide the majority of the Company's business.

        Expanded information on each of the operating segments and its respective markets is set forth in the following section, Narrative Description of Business.

Narrative Description of Business.
Golf Publications
        Operations. The Company's Publications segment is engaged in the publication of the ten times annually Las Vegas Golf Magazine ("LVGM"), the annual Las Vegas Golf Guide ("Guide"), and the instructional golf video Golf Tips for Desert Play ("Video").
Over 20,000 copies of the Guide are printed and distributed each year, primarily in the southern Nevada region. The 68 page, four-color edition provides the hole layout and course statistics for 28 private, semi-private and public courses in the region. The LVGM prints 20-30,000 copies ten times annually and estimates over 70,000 readers per month. The periodical averages 44 pages, with local golf course reviews, golf celebrity interviews, instructional articles, editorials and discount coupons for a wide range of merchandise and services. The Video is available to subscribers and at various point-of-sale locations (described further in Marketing below). the Video, hosted by golf pro Robert Gamez, provides special tips and techniques for playing in the desert environment. Certain videos are customized to provide advertising segments for certain customers
(i.e. Sporting Goods Chains, Golf Courses, Hotels, etc.)
        Marketing. The Guide, LVGM and Video will be marketed through including but not limited to, Las Vegas Hotels and Casinos, Golf Courses, Restaurants, and Lounges.
        Strategy. The near term Strategy of the Golf Publications segment is to expand the circulation of the Las Vegas Golf Magazine, increase the average number of pages per publication, thereby increasing both the subscription revenue potential as well as the Advertising revenue generation. Longer-term plans may include testing the potential of the magazine's formula in other golfing intensive markets around the country. Supplementary business ventures such as providing vacation packages to the Southwest are being reviewed for potential broadening of the segment's revenue base.

Synthetic Turf Manufacturing, Sales and Installation
        Operations. The synthetic turf manufacturing, sales and installation is effected through American Turf Manufacturing, Inc. ("American Turf") of Rome, Georgia. American Turf, through its
RangeTurf is the county's largest and fastest growing supplier of synthetic turf to golf driving ranges and golf courses. The landing area turf is complimented by target greens and visual sand and water hazards, with grass-like playability. As of November 30, 1995, AmericanTurf installed approximately 1,550,000 square feet of synthetic turf, including approximately 1,395,000 s.f. of range turf, 67,000 s.f. of target greens and sand traps, 53,000 s.f. of putting greens and 35,000 s.f. of Tee-Line turf. This is 192% of the 808,575 square feet installed in fiscal 1994. AmericanTurf also provides Turf
Tee Lines, 1" Fiber Golf Mats, Putting Greens, Turf Tennis courts and Golf Cart Path Covers. Additional applications for the synthetic turf and associated products is outlined in the strategy section below. The development of synthetic or artificial turf surfaces provides new opportunities in the construction and development of driving ranges in those regions which experience extreme variances in climate, such as arid climate or drought, excessive or heavy rainfall, and/or grass disease. Synthetic turf is "community friendly" as it does not require any fertilizing, fungicides or pesticides. Since water scarcity is becoming a more significant issue in many regions, synthetic turf may become the only avenue in which governmental authorities will grant a permit for building a new golf driving range.
        Marketing. AmericanTurf promotes its products through the Golf Publications segment of the Company, advertising in golf-related trade magazines, and through displays at the major trade shows/conventions. Further, testimonials from previous clients and word-of-mouth proved valuable in the promotion of the product lines.
        Strategy. AmericanTurf will continue to look to broadening its product lines and will look to new applications for synthetic turf, such as commercial and home landscaping. The company is also looking to expand its manufacturing capacity and further capitalize on economies of scale and vertical integration. To this end, American Turf acquired the assets of Ana-Tex of Rome, Inc. ("Ana-Tex") and Chem-Line of Georgia, Inc., ("Chem-Line") companies which concentrate their efforts in artificial turf and rubber products manufacturing and sales. Agreements were reached with both Ana-Tex and Chem-Line on June 15, 1995 wherein the Company acquired
100% of the assets of each company in exchange for 105,000 shares of stock.

Golf Driving Range Equipment Manufacturing, Sales and
Installation
        Operations. The golf driving range equipment manufacturing, sales and installation is effected through Advanced Golf Systems, Inc. d/b/a Range Master of Temecula, California.
Range Master has over 20 years experience in the golf driving range industry and has set the standard in manufacturing range equipment and accessories. Range Master's line of automated ball management components can be configured to meet any volume demand of a driving range operation. Range Master golf ball pickers, ball washers, dispensers, vehicles and custom desigend equipment is renowned as the best in the industry. Range Master systems provide accurate and timely sales data, security and accountability. Installation of Range Master equipment has yielded dramatic reductions in labor expense, while eliminating excessive wear on the golf balls.
        Marketing. Range Master markets its products through a distributorship network that encompasses the United States, Canada and several Asian countries. Range Master promotes its products through the golf publications segment of the Company, advertising in golf-related trade magazines and through displays at the major trade shows/conventions. Further, testimonials from previous clients and word-of-mouth prove valuable in the promotion of the product lines.
        Strategy. Range Master will incorporate the Golf Auto Tee operations (described in detail below) and introduce it under its existing golf automation management systems to further enhance its product lines. The Company will also review opportunities to expand its delearship network into new markets. Additionally, the Company may use its network to assist other companies in marketing their products on a pass-through percentage basis.

Golf Club Assembly and Sales
        Operations. The custom golf club assembly and sales is conducted through the Tour Precision ("Tour Precision") segment.
The clubs offered by Tour Precision are unique in that they are the first quality, top-line custom clubs designed for multi-use golf training facilities. The company provides a demonstration center and a teaching professional to assist the facility market the line of club as well as offering another service to their customers.
        Marketing. Marketing efforts will continue through direct contact with golf training facilities and through the Company's various publications (see above). Tour Precision's comparative advantage will be exploited in three major areas. First, the club heads themselves are unique in that they are manufactured under the "cosmonite" process that produces more distance and better feel.
This "cosmonite" process also produces a distinct, attractive black finish. Second, Tour Precision will produce a totally custom club, matching the requirements of the individual golfer with respect to club head weights and shaft materials (steel, aluminum, graphite, etc.). Finally, Tour Precision offers to install a demonstration center manned by a teaching professional complete with swing analyzers and demonstration clubs. This latter feature is intended to relieve the individual centers from tying up their working capital, while providing another "draw" to their center.
        Strategy.  The Company has recently relocated Tour
Precision to its executive site in Las Vegas, Nevada. A full-service demonstration facility is being constructed at that site to illustrate to training facility owners the potential of both the club sales at their location and the impact the demonstration centers would have as well. direct marketing to golf courses and retail customers will be continued.

Automatic Golf Ball Teeing Device Manufacturing Sales
        Operations. The automatic golf ball teeing device and ales is done through the Golf Auto Tee segment. Golf Auto Tee is America's first and only patented fully automatic underground golf ball teeing mechanism. Various volumes (up to several hundred) of golf balls are loaded into a large receptacle and gravity-fed to the mechanized tee. Special light sensors detect when the tee'd ball has been struck, whereby the teeing mechanism drops below the turf surface and returns with a new ball in position.
        Marketing. The teeing system will be marketed to golf training facilities and driving ranges, individual golf courses, hotels, resorts and general recreation centers. As with the other segments, the golf publications of the Company assist in the marketing effort of the Golf Auto Tee product lines. In addition, the Company has, at this printing, three demonstration trailers which can be setup at golfing tournaments, golf courses and other sports events. As the product develops further, coin/bill acceptors can be made available as well as credit card mechanisms.
        Strategy. The near term strategy of the Golf Auto Tee segment is to further develop the teeing systems features to broaden its appeal to the expanding golfing market. The on-site teaching professional provided with the Tour Precision demonstration center will also be trained to provide the routine maintenance (monthly oiling, parts replacement, etc.) for the Golf Auto Tee system. This latter feature demonstrates the integration of services the Company is seeking to provide for both its existing customer base and in emerging markets.

Recent Acquisitions. The Company has entered into an Agreement to acquire 100% of the issued and outstanding shares of 3422488
Manitoba Ltd. which provides the company with control of the Pelican Beach Golf and Country Club.

Principal Customers and Backlog.
Golf Publications
        The current subscription base is approximately 3,000 with Management anticipating reaching 10,000 readers by the end of fiscal 1996.

Synthetic Turf Manufacturing, Sales and Installation
        As of December 31, 1995 American Turf Manufacturing
Inc. installed approximately 1,600,000 square feet of synthetic turf, including 1,445,000 s.f. of range turf, 67,000 s.f. of target greens and sand traps, 53,000 s.f. of putting greens and 35,000 s.f. of Tee-Line turf. This is 198% of the 808,575 square feet installed in fiscal 1994. At May 31, 1996, American Turf had firm orders from 13 golf driving ranges at approximately $100,000 to $400,000 per range, for a total of approximately 2,453,000 square feet in backlogged orders.

Raw Materials.
        Raw materials used in the manufacturing of the business segments are available from a large number of competitive suppliers. therefore, the Company believes that no single vendor would pose any material adverse risk either as to price or supply of raw material.

Industry Conditions.
        The golfing market targeted by the Company remains solid with promising growth potential. A Recent survey reported that more than 11.4 million people in the country participate in golfing activities at golf facilities other than the customary golf courses. Figures made available by the Golf Range and Recreation Report indicated that there were over 1,588 stand-alone golf facilities in the U..S. In 1993, up 182 (12.9 percent) from 1992 level's. Management believes that this market expansion will continue to provide opportunities for the Company to grow. In addition to the increase in new ranges, Management's experience projects a "retro-fit" market of approximately 15% of the overall market. As environmental benefits and cost savings features of the synthetic turf products become better known in the marketplace, an even greater percentage of ranges "retro-fitting with the Company's products could be expected.

Competition.
        There is substantial competition for the Company's golf publications segment, both on a localized and national level, however, the Company's current focus is on the local Las Vegas market which includes the substantial number of visitors to southern Nevada and has shown less significant competition.

        The synthetic turf division faces several substantial competitors but has mitigated that to some extent by focusing on golf driving ranges where its specialization has presented a market niche for its products.

        There are numerous and well-known manufacturers and providers of golf clubs. Tour Precision's features and customization are not exclusive to itself. The segment is the only competitor at present to provide a teaching professional complete with a demonstration center and golf training facilities to assist in the customization of Tour Precision's product lines.

        The Company is aware o several automatic golf teeing devices. Thus, the Company expects to meet significant competition in its marketing operation from major companies which will undoubtedly be in a better position to finance research, develop additional product lines, and take the products to market. However, the Company has evaluated the competing products and has determined that the Company's product has certain unique features, inclusive of lower cost differentials, that should enable the Company to compete effectively.

        Although the Company believes its products to be superior to those of its present competitors; the market for the Company's new acquisitions is very large. As such, there are major companies that have already captured major portions of the golf product markets. At present, several of these companies have resources much greater than those of the Company. Therefore, there is no assurance that the Company's products will continue to be competitive in the marketplace.

Federal and State Regulation.
        The Company and its various business segments are subject to the regular Federal and State regulations, including hiring practices, workers' safety, etc. Management believes it is in compliance with all regulatory requirements.

Patents, Copyrights, Trademarks and Trade Secrets.
        The Company has obtained the following Patents, Trademarks an Trade Secrets for its golf-related businesses:

Business Segment       Country   Type      Number         Date Issued

Las Vegas Golf Magazine         USA          CR                12/08/93

The Las Vegas Golf Guide        USA          CR                12/08/93

Tour Precision, Inc.            USA          TM                12/08/93

Golf Auto Tee                   USA          P       P#5,351,964    12/08/93

Employees.
        As of December 31, 1996, the Company employed approximately 9 employees in the State of Nevada, 8 employees in the State of Georgia and 10 employees in the State of California. None of such employees is covered by a collective bargaining agreement. The Company believes that its relationship with its employees is satisfactory.


Recent Developments.
Full scale production of the patented golf training device GolfJackTM is to begin in May. The company recently acquired the patents to the GolfJackTM . The product allows a golfer to practice some of the most difficult shots in the game, uphill, sidehill, and downhill lies. The product features a closed circuit hydraulic system that uses the golfer's weight to shift the mat up, down, sideways, or any of those combinations, and to any degree. The company has received significant interest in the product from the individual golfer to golf driving ranges. The company currently has orders for over 200 units of the GolfJackTM. The company is also in negotiations with foreign companies who are interested in purchasing several hundred units of the product. The company expects the GolfJackTM to become one of Range Master's best selling products. The Company is currently in the process of completing its acquisition of a company owning the Pelican Beach Golf and Country Club, and upon such completion the Company will commence operations of the facility.

Management

NAME AND ADDRESS       AGE       POSITION
                                 HELD-                              RELATION-
                                 SHIP

Mac Shahsavar               40        Chairman of
5230 South Valley View                the Board,
Suite E                               Director, Chief
Las Vegas, Nevada 89118               Executive Officer

Shrini Chary           52        Director
5230 South Valley View
Suite E
Las Vegas, Nevada 89118

Gerald Levine               64        President,
5230 South Valley View                Director
Suite E
Las Vegas, Nevada 89118

Marie Levine           50        Secretary/
5230 South Valley View                Treasurer,
Suite E                          Director
Las Vegas, Nevada   89118

Andrew J.  Rafkin III       51        Director
42380 Rio Nedo
Temecula, California 92590

Seyed Torabian                        Director
5230 South Valley View
Suite E
Las Vegas, Nevada 89118

Mac Shahsavar, Chairman of the Board, Director, and Chief Executive Officer of the Company. Mr. Shahsavar is currently President and CEO of National Health Care Systems, a Nasdaq company. National Health Care Systems is a provider of medical supplies. Prior to serving as President of National Health Care Systems, Mr. Shahsavar was President and CEO of Excelco Systems, Inc..

Srini Chary, Dr. Srini Chary, a Director of the Company, is currently President of Insoca, Inc., a Canadian investment company. Dr. Chary is currently practicing medicine in Canada.

Gerald Levine, President and Director of the Company. Mr. Levine is President of C.E.C. Industries, Corp., a Nasdaq (OTC) company. Mr. Levine graduated from John Carroll University, Cleveland, Ohio, with a degree in Business Administration. Mr. Levine was Executive Vice President of Lincoln ?Automotive and Lincoln Bearing from
1955 to

 1970. From 1970 to 1979 he was President and Chief Operations Officer of Cle-Ware Industries which purchased Rayco Industries, building sales to over 90 million and employing 3,000 workers. From 1979 to 1988, Mr. Levine operated Centrum Consulting Corp.
Working with companies seeking merger partners. In 1988, Mr.
Levine became President of On Target Sports Selections, a computerized Line Service. In November of 1990, On Target Sports completed a reverse merger with American Jet Holdings, Inc., later changing the names of the corporation to O.T.S. Holdings, Inc.

Marie Levine, Secretary/Treasurer and Director of the Company.
Mrs. Levine is also Chief Financial Officer and Secretary/Treasurer of C.E.C. Industries Corp. (Nasdaq-OTC) Mrs. Levine worked for the University of Nevada at Las Vegas Computing Center from 1972 to 1977. From 1977 to 1988, Mrs. Levine operated privately held companies including property management and bookkeeping services. In 1988 she became involved with the automation of the On Target Sports Selections computerized system, and became Secretary/Treasurer of O.T.S. Holdings, Inc., (Nasdaq-OTC).

Seyed Torabian, Director of the Company. Mr. Torabian is Vice
President of National Health Care Systems. Prior to his position with National Health Care Systems, Mr. Torabian was President of
Paymon Trading, Inc., an importer, wholesaler and distributor of gifts and souvenir products in Western Canada.

Andrew J. Rafkin, is the Chief Operating Officer of Worldwide Golf Resources, Inc. Mr. Rafkin joined the Company in October, 1995 with the acquisition of Range Master. Mr. Rafkin served as President of Range Master and will continue in that capacity. Mr. Rafkin graduated from the University of California - Dominguez Hills with a Bachelors of Business Administration and a Bachelors of Science degree in Economics in 1971. From 1971 to 1973, Mr. Rafkin graduated a Management Training course at Security Pacific Bank as a Commercial Loan Officer, rising to a position of Assistant Manager. From 1973 to 1974, Mr. Rafkin served as a Manager for Imperial Bank. During 1974 to 1978 was the concurrent President and Owner of American Copy Products (a distributor of office supplies) and International Marketing, Manufacturing and Consulting Services. From 1977 to present, Mr. Rafkin has been the President and Owner of Palos Verdes Security Systems, Inc./South Coast
Alarm Systems. From 1990 to present, Mr. Rafkin has served as a Director and Loan Committee Chairman at Bay City National Bank.
In 1994, Mr. Rafkin obtained his current position as President of Range Master.

Growth Strategy.
        As seen in the Recent Developments section above, Worldwide Golf Resources, Inc. will simultaneously seek to further capitalize on the synergism achieved through the development of the current complimentary business segments and to review additional opportunities in the manufacturing, publishing, and servicing of golf-related items.

Legal Proceedings
        The Company is neither involved in or expects any legal proceedings for the coming fiscal year.

Submission of Matters to Vote to Shareholders
        No matter was submitted to a vote of security holders, through the solicitation of proxies or otherwise, during the Company's fiscal year ended December 31, 1996.





Properties.
        The following table sets forth information regarding the Company's leased properties, all of which are fully utilized:

                                                          Annual
                                                Building  Rental
        Location            Use
                Square Feet         Payment

        Las Vegas, Nevada   Executive Offices             5,131          39.3
                       Publishing

        Las Vegas, Nevada   Previous Offices              1,198          16.5

        Rome, Georgia       Turf Manufacturing            15,200          18.0

        Temecula, California     Range Master            19,000           56.4

        OFFERING  SHAREHOLDERS


               PART II

Item 3. Information with Respect to the Company

This prospectus is accompanied by the Company's Form 10K for the year ended December 31, 1995, and its latest Quarterly Reports filed subsequent thereto, for quarter ending September 30, 1996. These Annual, Quarterly and Current Reports, as well as all other reports filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, are hereby incorporated by reference in this prospectus and may be obtained upon the oral or written request of any person to the Company at 5230 South Valley View, Suite E, Las Vegas, Nevada 89118 telephone number (702) 739-9392

Incorporation of Documents by Reference.

The registrant incorporates the following documents by reference in this Registration Statement:

(a) The registrants Annual Report on Form 10-K filed for the year ended December 31, 1995;
(b) The registrants Quarterly Report on Form 10-Q for the quarter ending September 30, 1996.
(c) A description of securities from the registrants Registration Statement on Form S-18 File No. 33-12664-D filed pursuant to the Securities Act of 1933; and

Item 4. Description of Securities
General
A description of securities is incorporated by reference from the registrants Registration Statement on Form S-18, File No. 33-12664-D.

The Company's authorized capitalization is 25,000,000 shares, consisting of 25,000,000 shares of Common Stock, par value $.0001 per share, of which 4,952,748, (as of March 28, 1997 there were 4,602,748 shares outstanding) shares will be issued and outstanding after issuance to the selling shareholders, and the additional shares, referred to in the preceding section.

Common Stock
Holders of Common Stock are entitled to one vote per share on each matter submitted to vote at any meeting of shareholders. Shares of Common Stock do not carry cumulative voting rights and therefore, holders of a majority of the outstanding shares of Common Stock will be able to elect the entire board of directors and, if they do so, minority shareholders would not be able to elect any members to the board of directors. The Company's board of directors has authority, without action by the Company's shareholders, to issue all or any portion of the authorized but unissued shares of Common Stock, which would reduce the percentage ownership of the Company of its shareholders and which may dilute the book value of the Common
Stock. Shareholders of the Company have no pre-emptive rights to acquire additional shares of Common Stock. The Common Stock is not subject to redemption and carries no subscription or conversion rights. In the event of liquidation of the Company, the shares of Common Stock are entitled to share equally in corporate assets after satisfaction of all liabilities. Holders of Common Stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available for the payment of dividends. The Company has not paid dividends on its Common
Stock and does not anticipate that it will pay dividends in the foreseeable future.

Item 5.  Interests of Named Experts and Counsel
NA

Item 6. Indemnification

     Section 78.751 of the Nevada General Corporation Laws provides as Follows:

     78.751. Indemnification of officers, directors, employees and agents; advancement of expenses.
     1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action
, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

     2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director , officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or a matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

     3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

     4. Any indemnification under subsections 1 and 2, unless
ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances.  The determination must be made:
     (a) By the stockholders;
     (b) By the  board  of directors by majority  vote of a quorum
consisting of directors who were not parties to   the act, suit or
proceeding;
     (c) If  a  majority  vote  of  a  quorum  consisting  of
directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel in a written opinion; or
     (d) If  a  quorum  consisting  of  directors  who  were  not
parties  to  the act, suit or proceeding cannot be     obtained, by
independent legal counsel in a written opinion.

     5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than directors or officers may be entitled under any contract or otherwise by law.

     6. The indemnification and advancement of expenses
authorized in or ordered by a court pursuant to this section:
     (a) Does not exclude any other rights to which a person
     seeking indemnification or advancement of expenses   may
     be entitled under the certificate or articles of incorporation or any bylaws, agreement, vote of stockholders  or disinterested  directors  or  otherwise,  for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made
     pursuant to subsection 5, may   not  be  made  to  or on
     behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct,  fraud  or  a knowing  violation  of  the  law and was material to the cause of action.
     (b) Continues for a person who ceased to be a director,
officer, employee or agent and inures to the benefit   of the heirs,
executors and administrators of such a person.

     The March 2, 1997 Stock Award Plan contains provisions indemnifying those same persons in their capacities as administrators of the Plan. Worldwide does not have insurance to indemnify its offices and directors in accordance with any of the above.

Item 7. Exemption From Registration Claimed.

All of the shares were exempt from the registration requirements of the Securities Act of 1933 as amended by virtue of Section 4(2) thereof covering transactions not involving any public offering or not involving any "offer" or "sale". As a condition precedent to each sale or gift the respective purchaser was required to execute an investment letter and consent to the imprinting of a restrictive legend on each stock certificate received from the registrant.

Item 8. Exhibits.

3.1  Articles of Incorporation of registrant, as amended (1).
3.2  Bylaws (2).
5    Opinion of Donald J. Stoecklein, Attorney-at-law, regarding legality of shares being issued (3).
10   Consultant and Employee Stock Compensation Plan (3).
24   Consent of Donald J. Stoecklein, Attorney-at-Law,
     (contained in its opinion filed as Exhibit 5 to  this
     Registration Statement (3).
 __________________________________________
(1) Incorporated by reference from the registrants Registration Statement on Form S-18, File No. 33-12664-D; Articles of Amendment reflecting the name change from JSL, Inc. to Infodynamx Corporation, dated April 15,
1994; Articles of Amendment reflecting the name change from Infodynamx Corporation to Worldwide Golf Resources, Inc., dated September 30, 1994.
(2) Incorporated by reference from the registrants Registration Statement on Form S-18, File No. 33-12664-D.
(3) Filed herewith.

Item 9. Undertakings.

The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
     (i)  To include any prospectus required by section
          10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement referring to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on this 11th day of July, 1996.

WORLDWIDE GOLF RESOURCES, INC.

By : /s/Gerald Levine
      Gerald Levine, President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on March 28, 1997.

Signature                Title                         Date

/s/Gerald Levine                   President, Director           March 28, 1997
Gerald Levine

/s/Marie Levine               Secretary, Director           March 28, 1997
Marie Levine
PAGE

                         EXHIBIT 5 AND 24
                      Opinion and Consent of
                       Donald J. Stoecklein
PAGE

ATTORNEY AT LAW                         Telephone
                                                            (702)
                                                            794-2590

                                                       Facsimile
                                                       (702)
                                                       650-2193
DONALD J. STOECKLEIN
      Practice Limited to Federal Securities

3773 Howard Hughes
Parkway, Suite 200N, Las Vegas, Nevada 89109

                                        March 28, 1997

Mr. Gerald Levine
President
WORLDWIDE GOLF RESOURCES, INC.
5230 South Valley View, Suite E
Las Vegas, Nevada 89118

     RE: REGISTRATION STATEMENT ON FORM
S-8

Dear Mr. Levine:

You have requested our opinion as to the legality of the registration by you, Worldwide Golf Resources, Inc., (the
"Corporation") of up to 350,000 shares of Common Stock
( the "shares") pursuant to a Registration Statement, dated
March 28, 1997, on Form S-8 ( the "Registration
Statement") to be filed on March 30, 1997:

As your counsel we have reviewed and examined:

1. The Articles of Incorporation of the Corporation, as amended (the "Articles");

2. The Bylaws of the Corporation, as certified by the Secretary of the Corporation;

3. The Resolutions of the corporation authorizing the registration;

4.   The minute book of the Corporation;

5.   The Corporation's 10-K for 1995;

6.   The Corporation's 10-Q for quarter ending
September 30, 1996;

7.   The Form S-18 Registration Statement;

8.   The Form S-8 Registration Statement dated March
2, 1997;

9.   The Form S-8 Registration Statement dated March
28, 1997;

10.  The Consultant and Employee Stock
Compensation Plan; and

11. Such other matters as we have deemed relevant in order to form our opinion.

In giving our opinion, we have assumed without investigation the authenticity of any document or instrument submitted to us as an original, the conformity to the original of any document or instrument submitted to us as a copy, and the genuineness of all signatures on such originals or copies.

Based upon the foregoing, and subject to the qualifications set forth below, we are of the opinion that the Shares, if issued and sold as described in the Registration Statement (provided that at least par value is paid for the shares): (i) will have been duly authorized, legally issued, fully paid and nonassessable, (ii) when issued will be a valid and binding obligation of the corporation, and (iii) do not require a permit from any governmental agency.

Our opinion is subject to the qualification that no opinion is expressed herein as to the application of the state securities or Blue Sky laws.

This Opinion is furnished by us as counsel to you and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by, delivered to, or quoted in whole or in part to any governmental agency or other person without our prior written consent.

Notwithstanding the above, we consent to the use of our opinion in regards to the Request to Transfer Agent for transfer of the above referred to shares.




                                        Yours Very Truly,



                                        /s/Donald J.  Stoecklein
                                        Donald J. Stoecklein






s8opin.796

EXHIBIT 10
CONSULTANT AND EMPLOYEE STOCK OPTION PLAN
PAGE

                THE AMENDED MARCH 1997 CONSULTANT
                              AND
                EMPLOYEE STOCK COMPENSATION PLAN
                 Worldwide Golf Resources, Inc.

                                I.
                       Purpose of the Plan.

The purpose of this Plan is to further the growth of Worldwide Golf Resources, Inc. ("Worldwide") by allowing the Company to compensate officers, directors, consultants and certain other persons providing bona fide services to the Company, through the award of Worldwide's common stock.

                               II.
                            Definitions

Whenever used in this Plan, the following terms shall have the meanings set forth in this Section:

1. "Award" means any grant of Common Stock made under this Plan.

2. "Board of Directors" means the Board of Directors of Infodynamx Corporation.

3. "Code" means the Internal Revenue Code of 1986, as amended.

4. "Common Stock" means the common stock, par value
$ .0001 per share, of Worldwide Golf Resources, Inc.

5. "Date of Grant" means the day the Board of Directors authorizes the grant of an Award or such later date as may be specified by the Board of Directors as the date a particular Award will become effective.

6. "Employee" means any person or entity that renders bona fide services to the Company (including, without limitation, the following: a person employed by the Company in a key capacity; an officer or director of Infodynamx or one or more Subsidiaries; a person or company engaged by the Company as a consultant; or a lawyer, law firm, accountant or accounting firm.

7. "Subsidiary" means any corporation that is a subsidiary with regard to Infodynamx as that term is defined in
Section 424(f) of the Code.

                               III.
                    Effective Date of the Plan

The effective date of this Amended Plan is March 28, 1997.


                               IV.
                    Administration of the Plan

The Board of Directors will be responsible for the administration of this Plan, and will grant Awards under this Plan. Subject to the express provisions of this Plan, the Board of Directors shall have full authority and sole and absolute discretion to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations which it believes to be necessary or advisable in administering this Plan. The determinations of the Board of Directors on the matters referred to in this Section shall be conclusive. The Board of Directors shall have sole and absolute discretion to amend this Plan. No member of the Board of Directors shall be liable for any act or omission in connection with the administration of this Plan unless it resulted from the member's willful misconduct.

                               V.
                    Stock Subject to the Plan

The maximum number of shares of Common Stock as to which Awards may be granted under this Plan is 1,000,000 shares. 650,000 Shares have been issued pursuant to the March 2, 1997 Plan. The purpose of this Amended Plan is to provide for an additional 350,000 shares of Common Stock. The Common Stock which is issued on grant of awards may be authorized but unissued shares or shares which have been issued and reacquired by Worldwide Golf Resources, Inc. The Board of
Directors may increase the maximum number of shares of Common Stock as to which Awards may be granted at such time as it deems advisable.

                               VI.
                Persons Eligible to Receive Awards

Awards may be granted only to Employees, or Consultants of the Company, whether individual or corporate.

                               VII.
                         Grants of Awards

Except as otherwise provided herein, the Board of Directors shall have complete discretion to determine when and to which Employees or Consultants Awards are to be granted, and the number of shares of Common Stock as to which awards granted to each Employee or consultant will relate. No grant will be made if, in the judgment of the Board of Directors, such a grant would constitute a public distribution within the meaning of the Securities Act of 1933, as amended (the "Act"), or the rules and regulations promulgated thereunder.



                              VIII.
                  Delivery of Stock Certificates

As promptly as practicable after authorizing the grant of an Award, Infodynamx shall deliver to the person who is the recipient of the Award, a certificate or certificates registered in that person's name, representing the number of shares of Common Stock that were granted. If applicable, each certificate shall bear a legend to indicate that the Common Stock represented by the certificate was issued in a transaction which was not registered under the Act, and may only be sold or transferred in a transaction that is registered under the Act or is exempt from the registration requirements of the Act.

                               IX.
                            Employment

Nothing in this Plan or in the grant of an Award shall confer upon any Employee or consultant the right to continue in the employ of the Company nor shall it interfere with or restrict in any way the rights of the Company to discharge any employee at any time for any reason whatsoever, with or without cause.

                                X.
                       Laws and Regulations

The obligation of Infodynamx to sell and deliver shares of Common Stock on the grant of an Award under this Plan shall be subject to the condition that counsel for Worldwide be satisfied that the sale and delivery thereof will not violate the Act or any other applicable laws, rules or regulations.

                               XI.
                       Withholding of Taxes

If subject to withholding tax, the Company shall be authorized to withhold from an Employer's salary or other cash compensation such sums of money as are necessary to pay the Employee's withholding tax. The
Company may elect to withhold from the shares to be issued hereunder a sufficient number of shares to satisfy the Company's withholding obligations. If the Company becomes required to pay withholding tax to any federal, state or other taxing authority as a result of the granting of an Award and the Employee fails to provide the Company with the funds with which to pay that withholding tax, the Company may withhold up to 50% of each payment of salary or bonus to the Employee
(which will be in addition to any other required or permitted withholding), until the Company has been reimbursed for the entire withholding tax it was required to pay.


                              XII.
                      Reservation of Shares

Worldwide shall at all times keep reserved for issuance on grant of awards under this Plan a number of authorized but unissued or reacquired shares of Common Stock equal to the maximum number of shares Infodynamx may be required to be issued on the grant of Awards under this Plan.

                              XII.
                     Termination of the Plan

The Board of Directors may suspend or terminate this Plan at any time or from time to time, but no such action shall adversely affect the rights of a person granted an Award under this Plan prior to that date.

                              XIV.
                         Delivery of Plan

A Copy of this Plan shall be delivered to all participants, together with a copy of the resolution or resolutions of the Board of Directors authorizing the granting of the Award and establishing the terms, if any, of participation.

No dealer, salesman, or any other person has been authorized by the Company to give any information or to make any representations other than those contained in this Prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities other than those specifically offered hereby or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or sale would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since any of the dates as of which information is furnished or since the date of this Prospectus.